EXHIBIT 10.16

DATED 1st June 2005

Alliance UniChem Services Limited

and

Marco Pagni

EMPLOYMENT AGREEMENT

AN AGREEMENT made this 1st day of June 2005

BETWEEN:

1.	‘the Company’: Alliance UniChem Services Limited (registered number: 4611581) whose registered office is at 2 The Heights, Brooklands, Weybridge, Surrey, KT13 0NY ;

2.	‘the Executive’: Marco Pagni of [ADDRESS].

1.	Effect of certain words and expressions

1.1	Certain words and expressions have particular meanings in this Agreement. Please refer to Schedule 1.

2.	Appointment

2.1	With effect from 15th July 2003, in consideration of the mutual covenants and agreements herein, the Company appoints the Executive and the Executive agrees to act as Group Counsel & Company Secretary. The Executive agrees that the Company may at its discretion require him to perform, without additional remuneration, other lawful duties or reasonable tasks not specifically within the scope of his normal duties but consistent with his seniority and professional skills and the Executive agrees to perform those duties/tasks. The Company may appoint someone to act jointly with the Executive in the performance of his duties.

2.2	The Executive represents that he is free to take up this employment and is not subject to any restriction that might hinder or prevent the full performance of his duties.

2.3	The Executive’s continuous period of employment with the Company commenced on 15th July 2003.

3.	Hours of Work, Place of Work and Salary

3.1	The Executive’s hours of work shall be from 9.00am to 5.00pm, Monday to Friday. The Company shall, with effect from 1st January 2005 pay the Executive a salary of £210,000 gross per year, paid on or about the 22nd of each month in arrears. Salary includes any fees receivable by the Executive as officer, nominee or representative of the Company or any Group Company. No overtime pay will be paid for work outside normal hours. Salary will be reviewed annually. The Executive shall perform his duties at the head office from time to time of Alliance UniChem and may be required to travel abroad in the performance of his duties.

3.2	The limit on working time in regulation 4(1) of the Working Time Regulations 1998 will not apply to the Executive, unless the Executive or the Company gives to the other 3 months written notice to the contrary.

4.	Discretionary Bonus

4.1	The Executive shall be eligible for a discretionary bonus determined by the Company in accordance with the Company’s discretionary bonus arrangements from time to time, such arrangements to be communicated to the Executive from time to time. No bonus is payable:-

4.1.1	during or in respect of any period: (a) whilst the Executive is suspended under clause 14.7 or (b) in which the Company exercises its rights under clause 14.8;

4.1.2	if on the date of payment the Executive’s employment has terminated (for any reason) or he is serving any notice period;

4.1.3	unless throughout the period in respect of which it is payable the Executive has been at work and performing his duties for the Company, save for authorised holiday.

4.2	Payment of bonus on one occasion shall not give rise to any right to or expectation of payment of any bonus thereafter.

5.	Shares

5.1	Subject to clause 8, the Executive may be entitled to receive Share Options as the remuneration committee of Alliance UniChem may from time to time determine.

6.	Pension

6.1	Subject to clause 8, the Executive shall be entitled to be and remain a member of the Defined Contribution Plan of the Alliance UniChem Group UK Pension Scheme. Further details of this scheme can be obtained from the Human Resources Department.

7.	Insurance and Other Benefits

7.1	Subject to clause 8, the Executive shall be entitled to participate at the Company’s expense:

7.1.1	for his own benefit in the Company’s permanent health insurance scheme; and

7.1.2	for his own, his spouse’s and his dependant children’s benefit in the Company’s private medical expenses insurance scheme; and

7.1.3	for his own, his spouse’s and his dependant children’s benefit in the Company’s personal accident and travel insurance scheme.

7.2	Subject to clause 8: -

7.2.1	if the Executive is not a member of the Defined Contribution Plan referred to in clause 6.1, the Company will provide the Executive with a life assurance benefit equal to his basic pensionable salary at the date of his death;

7.2.2	if the Executive is a member of the Defined Contribution Plan referred to in clause 6.1, the Company will provide the Executive with a life assurance benefit equal to 3 times his basic pensionable salary at the date of his death.

8.	Provisions applicable to clauses 5, 6 and 7

8.1	The Executive’s entitlement (if any) to be a member of, receive benefits and/or subscribe for shares under the Share Options, Defined Contribution Plan, life assurance and other schemes referred to in clauses 5, 6 and 7 (“the Schemes”) is subject to all rules and terms and conditions of the relevant Scheme from time to time in force and as the same may be varied and/or replaced by the Company (or Alliance UniChem, in the case of the Share Options) and/or the provider of the relevant benefit. Further details regarding the Schemes are available from the Company. Reference to “the Schemes” includes the same as varied and/or replaced from time to time.

8.2	The Company (or Alliance UniChem, in the case of the Share Options) is entitled:-

8.2.1	to terminate all or any of the Schemes (with or without any replacement) and/or to replace the provider of and/or the nature or type of any benefits provided thereunder;

8.2.2	to terminate the Executive’s employment notwithstanding that such termination may result in the Executive ceasing to be entitled to and/or being entitled only to reduced benefits under the Schemes.

9.	Car

9.1	The Executive’s entitlement to be provided with a car is set out in the Company Car Policy, a copy of which is available from the Company.

9.2	Subject to the Company Car Policy, the Company shall bear all insurance costs standing and running expenses of the car with the exception of the cost of fuel and recovery where the car is used outside the United Kingdom for private purposes.

10.	Expenses

10.1	Subject to the Company’s guidelines in relation to reimbursement of expenses, the Company shall reimburse to the Executive expenses reasonably incurred by him in the proper performance of his duties.

10.2	Any Company sponsored credit or charge card shall be used only for expenses reimbursable under clause 10.1 and shall be returned to the Company when requested.

11.	Holiday

11.1	The Executive is entitled to 30 working days paid holiday in each holiday year to be taken at such time or times as are agreed with the person to whom the Executive reports.

12.	Incapacity

12.1	If the Executive is prevented by illness injury or other incapacity from properly performing his duties he shall comply with the notification and certification procedure detailed in Section V of the Handbook.

12.2	If the Executive complies with clause 12.1, he will be paid his full remuneration hereunder for up to 180 working days’ absence in any period of 12 consecutive months. The Executive will not be entitled to any other remuneration and any amounts paid in addition shall be entirely discretionary and if paid may be terminated at any time. All such remuneration will be inclusive of any Statutory Sick Pay or other benefits recoverable by the Executive.

13.	Intellectual Property Rights

13.1	The Executive acknowledges that all intellectual property rights (including copyright and designs) of any nature made or developed by him at any time in the course of his employment with the Company (whether alone or with others, whether or not made during normal working hours and whether before or after the date of this Agreement) belong to and vest in the Company absolutely to the fullest extent permitted by law. The Executive further agrees to perform, without charge, all acts that may be required to perfect the Company’s legal rights in any such intellectual property.

14.	Covenants during employment and confidential information

14.1	The Executive agrees that during his employment he will not:-

14.1.1	(subject as otherwise provided in this clause 14.1.1) have any Material Interest in any other business and including in any business which is in competition (in whole or in part) with any business carried on by the Company or any Group Company and/or which may require the disclosure or use of Confidential Information. The Executive may have a Material Interest in another business (which is not in competition, as aforesaid, and will not require the disclosure or use of Confidential Information), if he obtains the prior written consent of the Company, such consent not to be unreasonably withheld;

14.1.2	other than for the proper performance of the Executive’s duties remove from the Company’s and/or any Group Company’s premises or copy or allow others to remove or copy any Confidential Information or any other information which belongs to or relates to the businesses of the Company or any Group Company;

14.1.3	directly or indirectly (on his own behalf or on behalf of any other person) solicit or entice away any employee or consultant of the Company or any Group Company, or discourage any prospective employee or consultant from being employed or engaged by the Company or by any Group Company;

14.1.4	directly or indirectly (on his own behalf or on behalf of any other person) solicit the business or custom of any past current or prospective customer or supplier of the Company and/or any Group Company;

14.1.5	directly or indirectly (on his own behalf or on behalf of any other person) provide services and/or products to any past current or prospective customer of the Company and/or of any Group Company.

14.2	The Executive shall not during his employment save only in the proper performance of his duties directly or indirectly disclose to any person or use any Confidential Information and the Executive shall use all due care and diligence to prevent any loss, unauthorised disclosure or use of any Confidential Information.

14.3	The Executive shall not at any time after the termination of his employment directly or indirectly disclose to any person or make any use of any Confidential Information.

14.4	Nothing in this Agreement will prevent the disclosure or use of Confidential Information pursuant to an order of a court of competent jurisdiction or regulatory body with powers to compel disclosure.

14.5	Neither the Executive (nor any person in whom the Executive has a Material Interest) shall receive any money or other benefit from any customer or supplier of the Company or of any Group Company, which is in excess of £100 in value. The Executive will immediately advise the Company if any such money or other benefit in excess of ₤100 in value is received.

14.6	Nothing in this Agreement shall be taken to mean that the Company is obliged to provide the Executive with any work or that the Executive is entitled to perform work for the Company and/or any Group Company.

14.7	The Company shall be entitled at any time and from time to time to suspend the Executive and require the Executive not to attend work for such period as the Company, acting reasonably, may specify in order to investigate a suspected disciplinary matter or for any other reason considered appropriate by the Company (acting reasonably).

14.8	At any time during a notice given by either party to terminate the Executive’s employment and at any time during this Agreement (in particular if the Executive purports to terminate his employment in breach of this Agreement) and for a period not exceeding 6 months:-

14.8.1	the Company may in its absolute discretion elect not to provide the Executive with any work (and the Executive shall have no right to perform any work) and the Company may in its absolute discretion require the Executive to perform such duties (if any) commensurate with the Executive’s role as it thinks fit during normal working hours; and

14.8.2	the Company may in its absolute discretion exclude the Executive from its premises and the premises of any Group Company and may direct the Executive to cease all contact with any customers, suppliers, contractors or employees of the Company or any Group Company.

14.9	The Executive shall at all times when rights are exercised under clause 14.8 remain readily accessible and available for work and otherwise comply with this Agreement and in particular this clause 14.

14.10	The exercise by the Company of any rights under clause 14.8 shall not constitute a breach of this agreement of any kind whatsoever in respect of which the Executive has any claim against the Company. The Company’s rights under clause 14.8 are without prejudice to any other rights and remedies available to the Company.

14.11	Throughout any period in which the Company exercises its rights under clause 14.8 the Executive shall continue to receive salary and other contractual benefits (but subject to clause 4.1.1), provided that if the Executive is not accessible and available for work, all rights to salary and other benefits in respect of the period of non-availability shall be forfeited.

15.	Termination of agreement

15.1	Subject to clauses 15.2 and 15.3 this Agreement may be terminated:

15.1.1	by the Company giving the Executive not less than 6 months prior written notice; or

15.1.2	by the Executive giving the Company not less than 6 months prior written notice.

15.2	The Company has rights to terminate the Executive’s employment as set out in the Handbook (eg for gross misconduct). In addition, the Company may terminate this Agreement (without notice or payment in lieu of notice) if the Executive:

15.2.1	fails or neglects to discharge his duties effectively and diligently or to carry out all lawful directions of the Chief Executive of Alliance UniChem and/or the Executive’s business unit Managing Director or General Manager;

15.2.2	commits any act of dishonesty or any act which may bring the Company into disrepute;

15.2.3	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

15.2.4	becomes of unsound mind or a patient under the Mental Health Act 1983 or has been admitted to a hospital in pursuance of an application made under that Act; or

15.2.5	contravenes any model code or relevant legislation or regulatory rules from time to time applicable to directors and/or employees of the Company and/or any Group Company.

15.3	This Agreement shall automatically terminate (without notice or payment in lieu of notice):

15.3.1	on the Executive reaching his retirement age being his 65th birthday; or

15.3.2	if the Executive is, at the relevant time, a director of the Company or any Group Company and the Executive ceases to hold such office of director because:

(a)	he becomes prohibited by law or any market regulation from being a director; or

(b)	he resigns such office of director; or

(c)	he is required to vacate such office of director pursuant to the Articles of Association of the Company or Group Company or if the Executive is duly removed from his office of director.

15.4	Notwithstanding clauses 12.2 and 15.1 to 15.3, the Company may terminate this Agreement by not less than 3 months’ prior notice if the Executive is incapacitated by ill-health or accident from performing his duties under this Agreement for a period or periods aggregating more than 180 working days in the preceding 12 months.

15.5	On the giving of notice to terminate the Executive’s employment or at any time during any notice period, the Company may in its absolute discretion (but is not obliged to) terminate the Executive’s employment immediately by making a payment to the Executive in lieu of the Executive’s basic salary under clause 3.1 (net of tax and national insurance) for the unexpired portion of the notice period.

15.6	On the termination of this Agreement for whatever reason, the Executive shall at the request of the Company:

15.6.1	resign from all and any offices which he may hold as a director, nominee or representative of the Company or any Group Company; and

15.6.2	transfer without payment to the Company or as the Company may direct any shares held by him as a nominee of the Company or any Group Company,

and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

16.	Obligations after employment

16.1	The Executive shall not during the Restricted Period directly or indirectly:

16.1.1	hold any Material Interest in any business which is or shall be wholly or partly in competition with the Businesses in the Restricted Area including (to the extent that the same carry on a business in the Restricted Area which is competitive with the Businesses) those persons listed in Schedule 2 and their respective parent undertakings, subsidiary undertakings, subsidiaries, holding and associated companies (as defined in sections 258, 736 and 736A of the Companies Act 1985 and s.52 Companies Act 1989);

16.1.2	hold any Material Interest in any person, which requires him to disclose or make use of any Confidential Information.

16.2	The Executive shall not directly or indirectly whether as a principal, employee, partner, director, consultant, sub-contractor, shareholder or otherwise howsoever on his own behalf or on behalf of any other person during the Restricted Period in competition with the Company and/or any Group Company:

16.2.1	solicit any business, orders or custom for any Products or Services from any Customer;

16.2.2	solicit any business, orders or custom for any Products or Services from any Potential Customer;

16.2.3	accept any business orders or custom for any Products or Services from any Customer;

16.2.4	accept any business orders or custom for any Products or Services from any Potential Customer;

16.2.5	take such steps as may interfere with the continuance of supplies to the Company and/or any Group Company by any supplier;

16.2.6	solicit or entice away or seek to solicit or entice away from the Company or any Group Company (or knowingly assist or procure any other person to do so) any Employee or Contractor and whether or not such person would breach his or her contract of employment or engagement by reason of leaving the service of the Company or a Group Company as the case may be;

16.2.7	engage (or knowingly assist or procure any other person to engage) any Employee or Contractor.

16.3	The Executive shall not directly or indirectly whether as principal, employee, partner, director, consultant, sub-contractor, shareholder or otherwise howsoever on his own behalf or on behalf of any other person:-

16.3.1	at any time after the Termination Date induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or any other customer or any supplier to cease dealing with, reduce its business with or vary or restrict the terms on which it will deal with the Company or any Group Company;

16.3.2	at any time after the Termination Date represent himself or permit himself to be held out by any person as being in any way connected with or interested in the Company or any Group Company (save as the holder of shares if such be the case).

16.4	The Executive acknowledges that any and all of his relationships from time to time with customers of the Company and/or any Group Company are the property of the Company and/or its Group Companies and that he has no interest, right or entitlement to maintain particular relationships or accounts with any particular customer of the Company and/or its Group Companies and that the Company or its Group Companies shall be entitled in its sole discretion from time to time (including during any period of notice) to require the Executive to terminate any or all such relationships, hand over any or all such relationships or accounts to persons nominated by the Company or its Group Companies (including to other employees of the Company or its Group Companies) and/or to seek to generate and maintain relationships or accounts with other existing or new customers.

16.5	The parties agree that the restrictions contained in clauses 14 and 16 are without prejudice to any other duties (fiduciary or otherwise) owed to the Company or any Group Company and are reasonable and necessary for the protection of legitimate interests of the Company and each Group Company and that, having regard to those interests, those restrictions do not work unreasonably on the Executive. It is nevertheless agreed that if any of those restrictions shall taken together or separately be held to be void or ineffective for any reason but would be held to be valid and effective if any restriction or restrictions or part of the wording were deleted then the said restriction shall apply with such deletions as may be necessary to make the same valid and effective.

16.6	The restrictions contained in each sub-clause of clauses 14 and 16 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this Agreement.

16.7	The Executive has given the undertakings contained in clauses 14 and 16 to the Company for itself and as trustee for each Group Company and the Executive will at the request and cost of the Company enter into direct undertakings with any Group Company which correspond to the undertakings in clauses 14 and 16, or which are less onerous only to the extent necessary (in the opinion of the Company or its legal advisors) to ensure that such undertakings are valid and enforceable.

16.8	If the Company transfers all or any part of its business to a third party (“the transferee”), the restrictions contained in clauses 14 and 16 shall, with effect from the Executive becoming an employee of the transferee, apply to the Executive as if references to the Company included the transferee and references to any Group Company were construed accordingly and as if references to customers were to customers of the Company and/or the transferee and their respective Group Companies.

17.	Data Protection

17.1	The Executive agrees that by signing this Agreement, he has given consent to the Company processing personal data concerning the Executive in order to properly fulfil its obligations to the Executive under the Executive’s employment and as otherwise required by law in relation to the Executive’s employment in accordance with the Data Protection Act 1998 (“the DPA”). Such processing will principally be for personnel, administrative and payroll purposes.

17.2	The Executive acknowledges that, if the Executive is required at any time to work on behalf of the Company or a Group Company overseas, the Company may need to pass the Executive’s personal data to the person with whom it is working anywhere in the world and the Executive consents to the Company doing so.

17.3	In the event that the Company or any Group Company needs to process any “sensitive personal data” (as defined by the DPA) in relation to the Executive for its legitimate business needs, the Executive undertakes to sign on request such express consents as may be required to enable it to do so.

18.	General

18.1	The Handbook forms part of the terms and conditions of the Executive’s employment. This Agreement and the Handbook (and other matters referred to in the Handbook as having contractual effect) constitute the entire employment contract between the Company and the Executive and supersede and replace: (a) any and all previous terms and conditions of employment or for services between the Company or any Group Company and the Executive (all of which shall be deemed to have terminated with immediate effect by mutual consent, but without prejudice to any liability for any prior breach) and (b) the terms of any offer letter or other correspondence between the Executive and the Company relating to the Executive’s employment, If there are any inconsistencies between the provisions of this Agreement and the Handbook, the provisions of this Agreement shall prevail.

18.2	This Agreement and the Handbook set out all the salary and other benefits to which the Executive is entitled. Any other benefits provided are non-contractual and if provided are provided in the absolute discretion of the Company and may be withdrawn at any time.

18.3	The expiration or termination of this Agreement shall not affect the provisions of this Agreement as expressly or by implication are intended to have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.

18.4	The Company and the Executive agree that the Company may at any time on written notice to the Executive assign the benefit and the burden of this Agreement to another person being a Group Company at the time of such assignment. In so far as permitted by law, the Executive hereby waives any right or rights he may have, whether statutory or otherwise, to object to the Executive being employed by such new employer.

18.5	The disciplinary and grievance procedures which apply to the Executive are contained in the Handbook, a copy of which has been provided to the Executive. The Handbook also specifies the procedures applicable to the taking of disciplinary actions and any decision to dismiss the Executive.

18.6	If the Executive is dissatisfied with any disciplinary decision relating to him or wishes to appeal any decision to dismiss him or if the Executive has any grievance relating to his employment this must be raised with the Executive’s manager or any person senior to him (either orally or in writing). The further steps in relation thereto are explained in the Handbook.

18.7	Nothing in this Agreement or otherwise will affect any statutory dispute resolution procedures which the law requires the Company to comply with. The relevant provisions of the Handbook will apply to the extent that they are additional to and not inconsistent with the requirements of any such statutory procedure.

18.8	The existence, effect and interpretation of this Agreement shall be governed by the laws of England and the parties submit to the exclusive jurisdiction of the courts of England.

IN WITNESS whereof the duly authorised signatory of the Company has executed this Agreement the day and year first before written and the Executive has executed this Agreement the day and year first before written.

SCHEDULE 1

1.1	In this Agreement:

‘Alliance UniChem’	means Alliance UniChem Plc (registered number 2517178)

‘the Board’	means the Board of Directors of Alliance UniChem from time to time and includes any committee of the Board duly appointed by it

‘Businesses’	means all commercial activities of the Company or any

(a) with which the Executive shall have been concerned or involved at any time during the period of 12 months ending on the Termination Date; or

(b) in respect of which the Executive possess Confidential Information; or

(c)      which the Company or any Group Company shall at the Termination Date have determined to carry on or take any ownership interest in, in the immediate or foreseeable future and in relation to which the Executive shall at the Termination Date possess any Confidential Information

’Company Car Policy’	means the Alliance UniChem Plc & UK Subsidiary Companies Company Car Policy of January 2004, as from time to time amended and/or replaced

‘Confidential Information’
means all confidential and/or trade secret information of the Company and/or any Group Company (whether or not recorded in any permanent or written form and whether or not marked as confidential) including marketing information, information relating to planned products/services, sales and pricing information, information relating to customers/suppliers (including names, contact details and actual or proposed business), financial corporate and strategic information, business projections and targets, business methods or plans, technical information, know how, inventions, research and development information and other information in respect of which the Company or any Group Company owes an obligation of confidentiality to any third party, but shall not include any information which is in or comes into the public domain otherwise than as a result of any unauthorised disclosure by the Executive or any other person who owes the Company and/or any Group Company an obligation of confidentiality in relation to the information disclosed

‘Customer’	means any customer of the Company or of any Group Company:-

(a) with whom the Executive has directly or indirectly dealt in the period of 12 months prior to the Termination Date; or

(b) in respect of whom the Executive had knowledge of Confidential Information at the Termination Date; or

c) in respect of whom the Executive had as a result of his employment relationship developed a business relationship.

“Employee or Contractor”	means any person who is and was at the Termination Date employed or engaged (as an employee or self-employed contractor) by the Company or any Group Company to work in any of their businesses:-

(a) at the same level as the Executive; or

(b)      whose total remuneration package (including salary bonus (contractual or discretionary) commission and all benefits in kind) was equal to or more than £50,000 (gross) in the period of 12 months prior to the Termination Date;

‘Group Company’	means any company which is from time to time an associate company of the Company within the meaning of s52 Companies Act 1989

‘Handbook’	means the Alliance UniChem Staff Handbook, as from time to time amended or replaced

‘Material Interest’	means:

(a)      the holding of any position as director, officer, employee, consultant, partner, sub-contractor, principal or agent; or any other position in or control over any person which enables the Executive directly or indirectly to exercise influence;

(b)      the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 1 per cent of the issued ordinary shares of any company whose shares are listed on any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000)

‘Potential Customer’
means any person with whom during the period of 6 months prior to the Termination Date the Company or any Group Company was in negotiation for the provision of Products or Services if the Executive had been directly or indirectly concerned in such negotiations and/or in respect of which negotiation the Executive had knowledge of Confidential Information at the Termination Date

‘Products’	means products in the range of products supplied by the Company or any Group Company in the period of 12 months prior to the Termination Date

‘Restricted Area’
means England, Scotland, Wales, Northern Ireland, Eire, the Channel Islands, France, Italy, Spain, Portugal, Holland, Norway, Switzerland, the Czech Republic, Turkey, Egypt, Germany, or any other country in which the Company or any Group Company has at the Termination Date a material business interest or is at the Termination Date planning to take a material business interest within 12 months of the Termination Date

‘Restricted Period’	means 12 months from the Termination Date less any period in which the Company has enforced its rights pursuant to clause 14.8

‘Services’	means services in the range of services supplied by the Company or any Group Company in the period of 12 months prior to the Termination Date

‘Share Options’
means options to subscribe for ordinary shares of ten pence each in the capital of Alliance UniChem, pursuant to the Alliance UniChem 1997 Share Option Scheme as adopted on 21st May 1997 and amended on 7th March 2003 and as from time to time amended or replaced

‘Termination Date’	means the date of termination of the Executive’s employment with the Company.

1.2	In this Agreement any phase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

SIGNED by:	SIGNED by
/s/ Marco Pagni	/s/ Graham Wharton
Marco Pagni	Graham Wharton
For and on behalf of Alliance UniChem Services Ltd